EXHIBIT 24
POWER OF ATTORNEY
     KNOW ALL BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Teresa H. Johnson and Kristin A. Stokes, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form 10-K Annual Report of MoneyGram International, Inc. for the fiscal year ended December 31, 2007, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Monte E. Ford	February 28, 2008

Monte E. Ford

/s/ Jess T. Hay	February 28, 2008

Jess T. Hay

/s/ Judith K. Hofer	March 4, 2008

Judith K. Hofer

/s/ Donald E. Kiernan	February 28, 2008

Donald E. Kiernan

/s/ Robert C. Krueger	February 28, 2008

Robert C. Krueger

/s/ Othón Ruiz Montemayor	February 28, 2008

Othón Ruiz Montemayor

/s/ Linda Johnson Rice	February 28, 2008

Linda Johnson Rice

/s/ Douglas L. Rock	March 3, 2008

Douglas L. Rock

/s/ Albert M. Teplin	February 28, 2008

Albert M. Teplin

/s/ Timothy R. Wallace	March 4, 2008

Timothy R. Wallace